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                                                                    EXHIBIT 99.1

                                                                 [WILLIAMS LOGO]
NEWS RELEASE

NYSE: WMB                                               LEADING ENERGY SOLUTIONS
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DATE:      July 12, 2002

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
CONTACT:   Jim Gipson                    Dan Considine                   Richard George
           Williams (media relations)    Williams (media relations)      Williams (investor relations)
           (918) 573-2111                (270) 688-6858                  (918) 573-3679
           jim.gipson@williams.com       DAN.CONSIDINE@WILLIAMS.COM      RICHARD.GEORGE@WILLIAMS.COM
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WILLIAMS CONSIDERS SELLING ITS CENTRAL-U.S. GAS PIPELINE;
WILL RETAIN SYSTEMS IN HIGH-GROWTH MARKETS


         TULSA, Okla. - Williams (NYSE:WMB) today announced it is considering selling its interstate natural gas pipeline system in the central United States in another definitive step toward strengthening its financial flexibility and developing a more tightly focused portfolio of energy businesses.

         The company said that parties have expressed strong interest in the business. The potential buyers for the system, known as Central, were not disclosed and terms of a potential sale are not known at this time.

         "This would mark another major accomplishment toward enhancing Williams' financial strength and flexibility, allowing us to more tightly focus our future capital investments," said Steve Malcolm, chairman, president and CEO of Williams. "We remain committed to the interstate natural gas pipeline industry and will focus our efforts there in systems that serve faster-growing markets."

         Doug Whisenant, president and CEO of Williams' interstate natural gas pipeline unit, said, "We are focusing our future capital investment in our Northwest Pipeline, Texas Gas and Transco pipeline systems, which serve some of the largest and fastest-growing markets in North America. The markets served by Central are stable and growing at a steady, but slower, pace. The stable performance of this business would be ideal for certain potential buyers."

         Williams' 6,000-mile Central system transports natural gas from Kansas, Oklahoma, Texas, Wyoming and Colorado to markets in the Midcontinent. The system's design capacity is 2.3 billion cubic feet per day, with


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an annual throughput of 337.5 trillion British thermal units. The line has a seasonal storage capacity of 43 Bcf. Central has headquarters in Owensboro, Ky., and has 368 employees located across its office and field locations.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.